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The Goldman Sachs Group, Inc. | 85 Broad Street | New York, New York 10004

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                   GOLDMAN SACHS TO PURCHASE 100% OF COGENTRIX

NEW YORK, October 20, 2003 - The Goldman Sachs Group, Inc. (NYSE: GS) announced today that it has agreed to acquire 100% of the stock of Cogentrix Energy Inc., a privately held independent power producer based in Charlotte, North Carolina. The transaction is subject to regulatory approval and is expected to close early in 2004.

The Cogentrix transaction adds 26 plants and approximately 3,300 megawatts to the Goldman Sachs power portfolio. The vast majority of Cogentrix' output is sold under long-term contracts to established, investment grade electric utilities.

"The Cogentrix portfolio of assets represents an attractive opportunity to further develop our power business through the acquisition of high-quality generation facilities with stable, long-term cash flows," said Richard Ruzika, co-head of Global Commodities at Goldman Sachs.

"This transaction creates a combination of generation asset management and commodity trading capabilities that we believe is unique in the electric power marketplace. I am confident that Cogentrix' tradition of excellence will endure as we join forces with Goldman Sachs, and that the Lewis family legacy is in good hands," said James Lewis, chief executive officer of Cogentrix.


Goldman Sachs is a leading global investment banking, securities and investment management firm that provides a wide range of services worldwide to a substantial and diversified client base that includes corporations, financial institutions, governments and high net worth individuals. Founded in 1869, it is one of the oldest and largest investment banking firms. The firm is headquartered in New York and maintains offices in London, Frankfurt, Tokyo, Hong Kong and other major financial centers around the world.




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Media Contact: Bruce Corwin                      Investor Contact:  John Andrews
Tel:           212-357-5550                      Tel:               212-357-2674



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